N E W S R E L E A S E

FOR IMMEDIATE RELEASE

Contact:	Alison Tavik
410-768-8857 (office)
410-608-5581 (cell)
adtavik@bogb.net

Glen Burnie Bancorp Announces 2005 4Q and Year End Earnings

GLEN BURNIE, MD (January 30, 2006) - Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2005.

In the quarter ended December 31, 2005, the company realized net income of $671,000 or $0.33 per basic and diluted earnings per share as compared to $840,000 or $0.41 basic and diluted earnings per share for the same period in 2004. Net interest income after provisions for credit losses for the fourth quarter of 2005 was $2,994,000 compared to $3,014,000 for the same three-month period in 2004.

Net income for the year ended December 31, 2005 was $2,774,771 or $1.36 per basic and diluted earnings per share as compared to net income of $3,055,501 or $1.50 per basic and diluted earnings per share in 2004. All per share amounts reflect a stock dividend of one share for every five that was paid in January 2004.

Glen Burnie Bancorp’s net interest income after provisions for credit losses for the year ended December 31, 2005 increased 2.91% to $12,016,103 as compared to $11,676,466 in 2004. Assets for the same period grew 1.41 percent to $306,560,991 in 2005 compared to $302,312,126 in 2004.

2005 Performance Highlights:
•	8th retail branch office opens in January
•	4.46% net interest margin
•	4.34% growth in loans, less allowance for credit losses
•	1.4% growth in core deposits
•	3.42% increase in stockholders’ equity
•	.54% average delinquency rate

-more-

Glen Burnie Bancorp - page 2
2005 4Q and Year End Earnings

“I’m pleased with the performance of our new Linthicum branch which has attracted $3.8 million in deposits and $3.4 million in loans since opening in January 2005,” said Michael G. Livingston, Executive Vice President and COO. “We did an excellent job of absorbing the expenses associated with this expansion. Existing market conditions limited our opportunities to take gains on the sales of securities as compared to the previous year and it impacted our overall performance.”

Glen Burnie Bancorp declared four regular dividends and one bonus dividend in 2005. Dividends totaled 59 cents per common share outstanding which represents an 11.8 percent increase from the previous year’s dividends. In addition, Glen Burnie Bancorp declared a stock dividend of one share for every five. The fourth quarter regular dividend, bonus dividend and stock dividend were paid in January 2006.

“Our company has issued 53 consecutive quarterly dividends,” said F. William Kuethe, Jr., President and CEO. “We continue to strive to maximize value for our stockholders.”

The Bank of Glen Burnie® has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for 12 consecutive quarters. This distinction denotes the highest level of strength, safety and performance attainable. The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, www.thebankofglenburnie.com, currently maintains consolidated assets totaling more than $306 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County.

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December	December
	31, 2005	31, 2004
Assets

Cash and due from banks	$9,405	$9,767
Interest bearing deposits	3,712	66
Federal funds sold	2,333	1,541
Investment securities	87,280	94,906
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	190,205	182,292
Premises and equipment, at cost, net of accumulated depreciation	3,863	4,031
Other real estate owned	50	50
Other assets	9,558	9,504
Total assets	$306,561	$302,312

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$265,248	$261,674
Short-term borrowings	622	542
Long-term borrowings	7,171	7,200
Junior subordinated debentures owed to unconsolidated
subsidiary trust	5,155	5,155
Other liabilities	1,740	1,997
Total liabilities	$279,936	$276,568

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; ssued and outstanding December 31, 2005 2,056,024; December 31, 2004 2,041,033 shares	$2,056	$2,041
Surplus	11,458	11,169
Retained earnings	13,341	11,774
Accumulated other comprehensive (loss) income, net of tax	(230)	760

Total stockholders' equity	$26,625	$25,744

Total liabilities and stockholders' equity	$306,561	$302,312

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Interest income on
Loans, including fees	$3,021	$2,832	$11,625	$11,204
U.S. Treasury and U.S. Government agency securities	617	534	2,414	2,217
State and municipal securities	327	413	1,474	1,770
Other	162	129	585	470
Total interest income	4,127	3,908	16,098	15,661

Interest expense on
Deposits	870	649	3,092	2,612
Junior subordinated debentures	136	137	546	547
Long-term borrowings	107	106	428	429
Short-term borrowings	20	2	66	57
Total interest expense	1,133	894	4,132	3,645

Net interest income	2,994	3,014	11,966	12,016

Provision for credit losses	0	0	(50)	340

Net interest income after provision for credit losses	2,994	3,014	12,016	11,676

Other income
Service charges on deposit accounts	223	119	865	899
Other fees and commissions	236	334	918	855
Other non-interest income	3	(1)	31	4
Income on life insurance	43	47	198	202
Gains on investment securities	28	102	102	412
Total other income	533	601	2,114	2,372

Other expenses
Salaries and employee benefits	1,641	1,661	6,407	6,296
Occupancy	193	188	794	684
Other expenses	784	845	3,424	3,379
Total other expenses	2,618	2,694	10,625	10,359

Income before income taxes	909	921	3,505	3,689

Income tax expense	238	81	730	633

Net income	$671	$840	$2,775	$3,056

Net income per share of common stock	$0.33	$0.41	$1.35	$1.50

Weighted-average shares of common stock outstanding	2,050,911	2,031,843	2,045,622	2,041,033